Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated November 18, 2010 with respect to the financial statements included in the Annual Report on Form 10-K for the year ended September 30, 2010 of Clearfield, Inc., which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned report.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota
April 29, 2011